Exhibit 10.5

AMENDMENT OF THE

3M 2008 LONG-TERM INCENTIVE PLAN —

Compliance with Section 409A

WHEREAS, 3M has adopted and maintains the 3M 2008 Long-Term Incentive Plan (hereinafter referred to as the “Plan”), which Plan is intended to provide long-term incentive compensation to certain employees of the Company and its Affiliates as well to the nonemployee members of the 3M Board of Directors; and

WHEREAS, the Company wishes to amend the Plan to ensure that the Plan document complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder;

THEREFORE, pursuant to the authority contained in Section 16 of the Plan, the plan document of such Plan shall be and it hereby is amended as follows, effective January 1, 2009:

1)             The fifth paragraph of Section 7 is amended to read as follows:

If a Participant dies, either prior to or following Retirement, or becomes “disabled” within the meaning of section 409A(a)(2)(C) of the Code, and has not yet received the stock certificate for the shares of Common Stock represented by a grant of Restricted Stock, Restricted Stock Units or other Stock Award, then all restrictions imposed during the Restricted Period and any other terms and conditions prescribed by the Committee, if any, shall automatically lapse and a stock certificate shall be delivered to the Participant or the Participant’s beneficiary, representative, or estate, as the case may be upon the Participant’s demonstration to the satisfaction of the Committee that such Participant is considered “disabled” for purposes of section 409A(a)(2)(C) of the Code.

2)             The last three paragraphs of Section 17 are amended to read as follows:

For purposes of this Section 17, a Change in Control of the Company shall be deemed to have occurred only if a “change in the ownership” or a “change in effective control” and/or a “change in the ownership of a substantial portion of assets” of the Company has taken place (as those terms are defined in Treasury Regulations §1.409A-3(i)(5) or such other regulation or guidance issued under section 409A of the Code).

In the event that the provisions of this Section 17, when considered together with the other compensation provided by the Company, result in “payments” that are finally determined to be subject to the excise tax imposed by section 4999 of the Code, the Company shall pay to each Participant an additional amount sufficient to fully satisfy such excise tax and any additional federal, state, and local income taxes payable on the additional amount.  Payment of this additional amount shall be made as soon as administratively feasible, but no later than two and one-half months following the end of the Participant’s taxable year in which the amount of the excise tax payable has been determined.

The Company shall pay to each Participant the amount of all reasonable legal and accounting fees and expenses incurred by such Participant in seeking to obtain or enforce his or her rights under this Section 17, or in connection with any income tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to the payments made pursuant to this Section 17, unless a lawsuit commenced by the Participant for such purposes is dismissed by the court as being frivolous or otherwise improper under applicable court rules.  The Company shall also pay to each Participant the amount of all reasonable tax and financial planning fees and expenses incurred by such Participant in connection with such Participant’s receipt of payments pursuant to this Section 17.  Payment of these legal and accounting fees and expenses, as well as these tax and financial planning fees and expenses, shall be made as soon as administratively feasible, but no later than two and one-half months following the end of the Participant’s taxable year in which these fees and expenses have been incurred.